Consent of Independent Registered Public Accounting Firm

MiMedx Group, Inc.
Marietta, Georgia

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-259103) and Form S-8 (No. 333-153255, 333-183991, 333-189784, 333-199841, 333-211900, 333-251434 and 333-265689) of MiMedx Group, Inc. of our reports dated March 8, 2021, except with respect to our opinion on the consolidated financial statements infsofar as it relates to the change in reportable segments discussed in Notes 2 and 13, as to which the date is February 28, 2023, relating to the consolidated financial statements and schedule, which appear in this Form 10-K.

/s/ BDO USA, LLP
Atlanta, Georgia
February 28, 2023